Period Ended August 31, 2003

John Hancock Tax-Exempt Series Fund

John Hancock Massachusetts Tax-Free Income Fund

Series 2
NAV per share - Class C        12.38

Dividend from net investment income
        per share - Class C          0.48

John Hancock New York Tax-Free Income Fund

Series 3
NAV per share - Class C        12.10

Dividend from net investment income
         per share - Class C          0.47